(d)(1)(i)

January 1, 2017

Voya Strategic Allocation Portfolios, Inc.

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Amended and Restated Investment Management Agreement, dated November 30, 2014, as amended and restated on May 1, 2015, as amended, between Voya Investments, LLC and Voya Strategic Allocation Portfolios, Inc. (the “Agreement”), we hereby notify you of our intention to modify the annual management fee for Voya Strategic Allocation Conservative Portfolio, Voya Strategic Allocation Growth Portfolio, and Voya Strategic Allocation Moderate Portfolio (collectively, the “Portfolios”), effective as of January 1, 2017, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A, which indicates the modified annual management fee for the Portfolios, reflecting a trifurcated fee schedule, is attached hereto.

Please signify your acceptance to the modified annual management fee for the aforementioned Portfolios by signing below.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:
Voya Strategic Allocation Portfolios, Inc.
(on behalf of the Portfolios)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA STRATEGIC ALLOCATION PORTFOLIOS, INC.

and

VOYA INVESTMENTS, LLC

Series	Effective Date	Annual Management Fee (as a percentage of average daily net assets)
Voya Strategic Allocation Conservative Portfolio	January 1, 2017	Direct Investments[1] 0.70% on assets Other Investments[2] 0.40% Underlying Funds[3] 0.18% on assets
Voya Strategic Allocation Growth Portfolio	January 1, 2017	Direct Investments[1] 0.70% on assets Other Investments[2] 0.40% Underlying Funds[3] 0.18% on assets

[1]	“Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

[2]	“Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

[3]	“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on January 1, 2017.

Series	Effective Date	Annual Management Fee (as a percentage of average daily net assets)
Voya Strategic Allocation Moderate Portfolio	January 1, 2017	Direct Investments[1] 0.70% on assets Other Investments[2] 0.40% Underlying Funds[3] 0.18% on assets

[1]	“Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

[2]	“Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

[3]	“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on January 1, 2017.